                                                                    EXHIBIT 10.9

              CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
               PORTIONS OF THIS DOCUMENT. SUCH PORTIONS HAVE BEEN
                REDACTED AND MARKED WITH ASTERISKS (**). THE NON-
            REDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED WITH THE
                 SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
                   AN APPLICATION FOR CONFIDENTIAL TREATMENT.

                                                                  EXECUTION COPY

                       COLLABORATION AND LICENSE AGREEMENT

                                 by and between

                          PHARMACEUTICAL PEPTIDES, INC.

                                       and

                     BOEHRINGER INGELHEIM INTERNATIONAL GmbH

                           dated as of August 1, 1996

                                TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS..............................................1
            1.1  AAI................................................1
            1.2  Abandonment Date...................................1
            1.3  Affiliate..........................................1
            1.4  Applicable Base Royalty Rate.......................2
            1.5  BI Compound........................................2
            1.6  BI Patent Rights...................................2
            1.7  BI Product.........................................2
            1.8  Develop or Development.............................2
            1.9  Designated BI Compound.............................2
            1.10  Effective Date....................................2
            1.11  Exchange Information..............................3
            1.12  Exclusivity Period................................3
            1.13  First Commercial Sale.............................3
            1.14  FTE...............................................3
            1.15  Indemnitee........................................3
            1.16  Indemnitor........................................3
            1.17  Information.......................................3
            1.18  Licensed Diagnostic Compound......................3
            1.19  Marketing Authorization...........................3
            1.20  Net Sales.........................................3
            1.21  Patent Expiration Date............................4
            1.22  Phase 0...........................................4
            1.23  Phase I...........................................5
            1.24  Phase II..........................................5
            1.25  Phase III.........................................5
            1.26  PPI Change of Control Transaction.................5
            1.27  PPI Compound......................................5
            1.28  PPI Information...................................5
            1.29  PPI Patent Rights.................................6
            1.30  PPI Product.......................................6
            1.31  Publishing Party..................................6
            1.32  Recognized Agent..................................6
            1.33  Reviewing Party...................................7
            1.34  Sale Date.........................................7
            1.35  SAR Information...................................7
            1.36  Screening Data....................................7
            1.37  Screening Program.................................7
            1.38  Screening Term....................................7
            1.39  Screening Term Year...............................7
            1.40  SEC...............................................7
            1.41  Section 10.4.1(a) Notice..........................7
            1.42  Territory.........................................7
            1.43  Third Party.......................................7

            1.44  Third Party AD Product............................7
            1.45  Work Plan.........................................8
            1.46  ***% Royalty Rate.................................8
            1.47  ***% Royalty Rate.................................8

ARTICLE 2. SCREENING PROGRAM........................................8
            2.1  Screening Services.................................8
            2.2  Payments...........................................8
            2.3  Expense Reimbursement..............................9
            2.4  Screening Term.....................................9
            2.5  Exclusivity.......................................10

ARTICLE 3. LICENSE GRANTS; DEVELOPMENT, MANUFACTURING
               AND MARKETING OF BI PRODUCTS........................11
            3.1  Grant of License Rights by PPI to BI..............11
            3.2  Sublicense Rights.................................12
            3.3  Diligence; Limit on Sales to
                    Recognized Agents..............................12
            3.4  Failure to Market Due to Currency
                    Difficulties...................................12
            3.5  Future License Rights.............................13
                    3.5.1  PPI's Future License Right..............13
                    3.5.2  BI's Right of First
                             Refusal...............................14

ARTICLE 4. EXCHANGE OF INFORMATION.................................15
            4.1  Information to be Provided........................15
            4.2  Information Not Required to be
                    Provided; Restriction on Certain
                    Research Activities............................16

ARTICLE 5. INTELLECTUAL PROPERTY RIGHTS............................16

ARTICLE 6. ROYALTIES...............................................17
            6.1  Royalties on Net Sales............................17
                    6.1.1  Royalty Rate............................17
                    6.1.2  Third Party Patents;
                           Combination BI Products; Bundled
                           Products ...............................19
                    6.1.3  Sublicense Royalties....................19
            6.2  Royalty Reports; Exchange Rates...................20
            6.3  Audits............................................20
            6.4  Royalty Payment Terms.............................21
            6.5  Withholding Taxes.................................21
            6.6  Application for Tax Exemption.....................22
            6.7  Interest on Late Payments.........................22


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

            6.8  Duration of Royalties; Step Down..................22

ARTICLE 7. CONFIDENTIALITY.........................................23
            7.1  Nondisclosure Obligations.........................23
                    7.1.1  General.................................23
                    7.1.2  Limitations.............................23
            7.2  Terms of this Agreement...........................24
            7.3  Publications......................................25
                    7.3.1  Procedure...............................25
                    7.3.2  Delay...................................25
                    7.3.3  Resolution..............................25
            7.4  Injunctive Relief.................................26

ARTICLE 8. REPRESENTATIONS AND WARRANTIES..........................26

ARTICLE 9. INDEMNITY...............................................26
            9.1  BI Indemnity Obligations..........................26
            9.2  PPI Indemnity Obligations.........................27
            9.3  Procedure.........................................27
            9.4  Insurance.........................................28

ARTICLE 10. TERMINATION............................................28
            10.1  Termination......................................28
                    10.1.1  Material Breach........................28
                    10.1.2  Failure of BI to Pay...................28
                    10.1.3  Failure of BI to Use
                              Diligent Efforts.....................29
                  10.1.4  Bankruptcy...............................29
                  10.1.5  Change of Control........................29
            10.2  Effect of Termination Generally..................29
                  10.2.1  Existing Obligations.....................29
                  10.2.2  Survival.................................29
            10.3  Effect of Termination by PPI.....................30
                  10.3.1  Termination by PPI Prior
                             to Commencement of Phase III..........30
                  10.3.2  Termination By PPI After
                             Commencement of Phase III.............30
            10.4  Effect of Termination by BI......................30
                  10.4.1  Termination for PPI Breach...............30
                  10.4.2  Termination for Change of
                             Control...............................32

ARTICLE 11. MISCELLANEOUS..........................................32
            11.1  Force Majeure....................................32
            11.2  Assignment.......................................33
            11.3  Severability.....................................33


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

            11.4  Notices..........................................34
            11.5  Applicable Law...................................35
            11.6  Dispute Resolution; Choice of
                        Forum......................................35
            11.7  Arbitration......................................35
            11.8  Entire Agreement.................................35
            11.9  Headings.........................................36
            11.10  Independent Contractors.........................36
            11.11  Agreement Not to Solicit
                        Employees..................................36
            11.12  Exports.........................................36
            11.13  Waiver..........................................37
            11.14  Counterparts....................................37

Appendix A - PPI Patent Rights
Appendix B - Recognized Agents of BI
Appendix C - Work Plan

                       COLLABORATION AND LICENSE AGREEMENT

            This COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is made as of August 1, 1996, by and between Pharmaceutical Peptides, Inc., a Delaware corporation having its principal place of business at One Hampshire Street, Cambridge, Massachusetts 02139-1572 ("PPI"), and Boehringer Ingelheim International GmbH, a limited liability company organized under the laws of the Federal Republic of Germany having its principal place of business at D-55216 Ingelheim Rhein Germany ("BI").

            WHEREAS, PPI is the owner of certain proprietary screening technology which enables PPI to identify compounds as lead candidates for discovery program for compounds and drug development; and

            WHEREAS, PPI has a discovery program for compounds which exhibit A(beta) peptide amyloid aggregation inhibition activity with a view to developing and commercializing such compounds as pharmaceutical products; and

            WHEREAS, BI possesses certain compounds which it desires to have screened by PPI in order to identify if any such compounds or their derivatives exhibit A(beta) peptide amyloid aggregation inhibition activity with a view to developing and commercializing such compounds as pharmaceutical products;

            NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS

            1.1 "AAI" shall mean amyloid aggregation inhibition.

            1.2 Abandonment Date" shall have the meaning set forth in Section
3.5.

            1.3 "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

            1.4 "Applicable Base Royalty Rate" shall have the meaning set forth in Section 6.1.

            1.5 "BI Compound" shall mean and include any of (i) any compound which is screened by PPI pursuant to Article 2 hereof and exhibits AAI activity in any of such screens or (ii) any compound which is developed by BI utilizing, or is based upon, any PPI Information.

            1.6 "BI Patent Rights" shall mean all patents, patent applications, patent extensions, certificates of invention or applications for certificates of invention, together with any divisions, continuations or continuations-in-part thereof, which are owned or controlled by, or licensed (or sublicensed) to, BI with respect to any Designated BI Compound. BI agrees to provide a list to PPI of BI Patent Rights at least annually.

            1.7 "BI Product" shall mean any pharmaceutical preparation or product containing a BI Compound, whether as the sole active ingredient or mixed with any other active ingredient.

            1.8 "Develop" or "Development" shall mean all work involved in Phases O, I, II and III, as applicable, with respect to a BI Compound or a BI Product.

            1.9 "Designated BI Compound" shall mean any BI Compound referred to in clause (i) of the definition of BI Compound (Section 1.5) which exhibits AAI activity in each of the Nucleation Assay and the Neurotoxicity Assay referred to in Section I of the Work Plan.

            1.10 "Effective Date" shall mean the date first written above.

            1.11 "Exchange Information" shall have the meaning set forth in
Section 4.1.

            1.12 "Exclusivity Period" shall have the meaning set forth in
Section 2.5.

            1.13 "First Commercial Sale" shall mean the first sale for use or consumption by the general public of a BI Product, PPI Product or a product containing a Licensed Diagnostic Compound, as applicable, in any country based upon the required marketing and pricing approval granted by the governing health authority of such country.

            1.14 "FTE" shall mean a full time professional employee dedicated to the Screening Program.

            1.15 "Indemnitee" shall have the meaning set forth in Section 9.3.

            1.16 "Indemnitor" shall have the meaning set forth in Section 9.3.

            1.17 "Information" shall have the meaning set forth in Section 7.1.

            1.18 "Licensed Diagnostic Compound" shall have the meaning set forth in Section 3.5.1.

            1.19 "Marketing Authorization" shall mean all allowances and approvals (including pricing and reimbursement approvals) granted by the appropriate federal, state and local regulatory agencies, departments, bureaus or other governmental entities within a country necessary to market and sell a BI Product.

            1.20 "Net Sales" shall mean the invoiced sales price per unit for each of the BI Products or PPI Products, as applicable, billed to independent customers or Recognized Agents by a party or its Affiliates, or permitted sublicensees of either party, less, to the extent such amounts are included in the invoiced sales price, actual (a) credited allowances to such independent customers for such BI Products or PPI Products which were spoiled, damaged, out-dated or returned; (b) freight and insurance costs incurred in transporting BI Products or PPI Products to such customers; (c) quantity and other trade discounts actually allowed and taken; (d) sales, use, value added and other taxes or governmental charges incurred in connection with the sale, exportation or importation of the BI Products or PPI Products in finished packaged form; and
(e) charge back payments and/or rebates provided to managed health care organizations or federal, state and local governments, their agencies, purchasers and reimburses, including reimbursements to social security organizations. The transfer of the BI Products or PPI Products by a party or one of its Affiliates to (i) another Affiliate of such party or (ii) a permitted sublicensee of such party shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate or permitted sublicensee to its customer, less the deductions allowed under this Section. Every other commercial use or disposition of BI Products or PPI Products by a party, its Affiliates or permitted sublicensees, other than reasonable quantities of promotional samples or bona fide sale to a bona fide customer, shall be considered a sale of the BI Products or PPI Products at the weighted average Net Sales price then being invoiced by the seller in arm's length transactions.

            A party or its Affiliates shall be deemed to have sold a "Bundled Product" if the BI Products or PPI Products are sold by a party or its Affiliates pursuant to an agreement with an independent customer or a Recognized Agent specifying, for a combination of products or services, (i) a single price, (ii) other terms of purchase not separately identifying either a price per product or the effective deductions referred to above per product or (iii) a price for units of the BI Products or PPI Products which is discounted below a party's or its Affiliates' standard invoice price per unit of the BI Products or PPI Products by at least five percentage points more than the amount that any other product of service in the Bundled Product is discounted below such other product's or service's standard invoice price.

            1.21 "Patent Expiration Date" shall have the meaning set forth in
Section 6.8

            1.22 "Phase 0" shall mean that portion of Development which starts after a candidate has been selected and approved by BI or a Third Party licensee thereof for start of development as a product as evidenced by the approval in writing of such start of development by

BI's International Steering Committee or equivalent body. Phase 0 generally includes toxicological and pharmacological studies as well as drug substance and drug product formulation and manufacturing development necessary to obtain the permission of regulatory authorities to begin and continue human clinical testing.

            1.23 "Phase I" shall mean that portion of Development which starts with the first introduction into humans of a product with the purpose of determining safety, metabolism, absorption, elimination and other pharmacological action in humans as well as additional development work on animal toxicity, metabolism, drug substance and drug product formulation and manufacturing development to ensure continuation of human clinical testing.

            1.24 "Phase II" shall mean that portion of Development which includes initial trials on a limited number of patients for the purposes of determining dose and evaluating safety and preliminary efficacy data in the proposed therapeutic indication as well as additional development work on animal toxicity, metabolism, drug substance and drug product formulation and manufacturing development to ensure continuation of human clinical testing.

            1.25 "Phase III" shall mean that portion of Development which includes continued trials in sufficient numbers of patients to establish safety and efficacy to support Marketing Authorization in the proposed indication. In addition, all other development work on animal toxicity, metabolism, drug substance and drug product formulation and manufacturing development will be finalized.

            1.26 "PPI Change of Control Transaction" shall mean any transaction described in Section 10.1.5.

            1.27 "PPI Compound" shall mean any compound owned by or licensed (with the right to sublicense) to PPI which exhibits AAI activity.

            1.28 "PPI Information" shall mean information, knowledge and know-how (i) possessed by PPI before the Effective Date relating to the Screening Program or (ii) generated solely by PPI personnel during the Screening Program, including but not limited to screening methods and results during the Screening Term in the course of performing the Screening Program, as well as SAR Information with respect to PPI Compounds, which in each case is disclosed to BI hereunder.

            1.29 "PPI Patent Rights" shall mean (i) the specific composition of matter claims and the specific methods claims listed on Appendix A hereto (under the heading "Claims Included") contained in the patent application and the continuation in part thereof listed on Appendix A, as such claims are pending in said applications as of the Effective Date, (ii) the claims referred to in clause (i) to the extent granted in any resultant U.S. letters patent, (iii) the claims referred to in clauses (i) and (ii) to the extent contained in any corresponding Patent Co-operation Treaty applications, European Patent Convention applications or applications under similar administrative international conventions, or in any corresponding national patents and patent applications, (iv) equivalents of the claims referred to in clauses (i), (ii) and (iii) and (v) any divisional, continuation, substitution, reissue, extension, supplementary protection certificate or other application solely to the extent based on the claims referred to in clauses (i) through (iv). PPI Patent Rights shall exclude all other claims set forth on Appendix A hereto under the heading "Claims Excluded."

            1.30 "PPI Product" shall mean any pharmaceutical preparation containing a PPI Compound, whether as the sole active ingredient or mixed with any other active ingredient and which is intended for prophylactic or therapeutic purposes.

            1.31 "Publishing Party" shall have the meaning set forth in Section 7.3.

            1.32 "Recognized Agent" shall mean an entity, other than an Affiliate of PPI or BI, as applicable, through which PPI or BI, as applicable, distributes and sells its products in a particular country or region. From and after the First Commercial Sale of a BI Product, PPI Product or a product containing a Licensed Diagnostic Compound, the selling party will provide the other party with a complete list of its Recognized Agents and will update such list at least once annually.

            1.33 "Reviewing Party" shall have the meaning set forth in Section 7.3.


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

            1.34 "Sale Date" shall have the meaning set forth in Section 6.8.

            1.35 "SAR Information" shall mean and include structure activity relationships information, and information with respect to chemical structure, in each case with respect to PPI Compounds, whether in existence on the Effective Date or generated thereafter.

            1.36 "Screening Data" shall have the meaning set forth in Section
7.3.

            1.37 "Screening Program" shall mean the collaboration by PPI and BI during the Screening Term provided for in Article 2.

            1.38 "Screening Term" shall mean the two-year period commencing on the Effective Date, as extended pursuant to Section 2.4 hereof, unless this Agreement is earlier terminated in accordance with Article 10 below, in which event the Screening Term shall terminate on the effective date of such termination.

            1.39 "Screening Term Year" shall have the meaning set forth in
Section 2.3.

            1.40 "SEC" shall mean the United States Securities and Exchange Commission.

            1.41 "Section 10.4.1(a) Notice" shall have the meaning set forth in
Section 10.4.

            1.42 "Territory" shall mean all countries and territories in the world.

            1.43 "Third Party" shall mean any entity other than PPI and BI, their respective Affiliates and Recognized Agents.

            1.44 "Third Party AD Product" shall mean a pharmaceutical product (other than a BI Product or a PPI Product) for the prevention or treatment of Alzheimer's Disease which achieves its prophylactic or therapeutic effect through A(beta) peptide AAI activity.

            1.45 "Work Plan" shall mean the description of, and certain terms and conditions applicable to, the screening services to be carried out by PPI pursuant to this Agreement, including the scope and timing of such work, the in vitro and in vivo assays to be utilized by PPI in performing such work, the anticipated annual capital budget (and particular items of equipment to be purchased by PPI) in connection with performing such work, as set forth in Appendix B, as it may be amended by mutual agreement of the parties from time to time.

            1.46 "***% Royalty Rate" shall have the meaning set forth in Section 6.1.

            1.47 "***% Royalty Rate" shall have the meaning set forth in Section 6.1.

                          ARTICLE 2. SCREENING PROGRAM

            2.1 Screening Services. Subject to and in accordance with the terms and provisions of the Work Plan, during the Screening Term, PPI shall screen compounds provided by BI.

            2.2 Payments. Subject to the last two sentences of Section 11.1, BI shall pay PPI *** Approximately 15 lines omitted ***. In the event the conditions for payment in the preceding sentence are not met on the first anniversary of the Effective Date for reasons associated with the nature of the compounds provided by BI (PPI agreeing to use best efforts, but without incurring significant additional expense or materially adversely delaying the Work Plan, to minimize or eliminate any such reasons) or because of delays to the Work Plan caused by BI, BI agrees to make such payment on such first anniversary, provided PPI is then in compliance in all material respects with the terms and provisions of this Agreement (other than any non-compliance for reasons associated with the nature of the compounds provided by BI or because of delays to the Work Plan caused by BI).

            2.3 Expense Reimbursement.

                  (a) BI shall reimburse PPI for the following expenses in respect of each consecutive twelve-month period during the Screening Term (a "Screening Term Year"): (i) $250,000 per FTE; provided, that BI shall not be required to reimburse PPI for more than four FTEs, and (ii) actual amounts expended for capital budget items as set forth in the Work Plan; provided, however, that BI shall not be required to reimburse PPI pursuant to this Section
2.3 for expenses in excess of an aggregate of $2.5 million in respect of the first two Screening Term Years and an aggregate of $1.25 million in respect of any Screening Term Year.

                  (b) BI shall reimburse PPI at the end of each quarter for expenses incurred by PPI during such quarter pursuant to paragraph (a) above, such reimbursement payments to be received by PPI within fifteen days of BI's receipt of a reasonably itemized invoice for such expenses prepared by PPI. For purposes of this clause (b), expenses incurred by PPI for any FTE hired prior to the Effective Date shall be deemed to be reimbursable expenses under paragraph
(a) above and shall be included in the first quarterly invoice prepared by PPI.

            2.4 Screening Term.

                  (a) BI shall have the option, exercisable on any number of occasions by delivering written notice to PPI not later than six months prior to the expiration of the Screening Term then in effect, to extend such Screening Term for an additional one (1) year period commencing on the later of the expiration of the Screening Term then in effect or the expiration of any extension thereof pursuant to subsection 2.4(b), provided that on or prior to the commencement of such additional one (1) year period (i) BI pays (and delivery of such notice shall constitute BI's agreement to pay) PPI $*** in cash and (ii) the parties have agreed in writing to an amended Work Plan.

                  (b) Notwithstanding subsection 2.4(a), if (i) BI is in compliance with the terms and provisions of this Agreement (including without limitation the Work Plan), and (ii) at the expiration of the Screening Term then in effect, PPI has not completed the screening contemplated by the Work Plan then in effect, then (A) PPI shall, if BI so requests by written notice to PPI within fifteen (15) days after expiration of the Screening Term then in effect, complete any such screening and the Screening Term shall be automatically extended until the completion of such screening and (B) BI shall not be required to pay PPI the $*** in cash referred to in subsection 2.4(a) in respect of the extension of the Screening Term pursuant to this subsection 2.4(b) or to reimburse PPI in accordance with Section 2.3 for expenses incurred by PPI during such extension.

            2.5 Exclusivity.

                  (a) So long as (i) the Screening Term is in effect and BI has supplied PPI with compounds in accordance with the Work Plan or (ii) BI is pursuing Development or marketing of any BI Compound or BI Product with diligent efforts at least consistent with those of BI with respect to other BI products with similar commercial potential (the "Exclusivity Period"), PPI shall not screen any Third Party compounds for A(beta) peptide AAI activity; provided, however, that this restriction on screening during the Exclusivity Period only applies to screening of compounds as potential prophylactics or therapeutics. Without limitation of the foregoing restriction, PPI covenants and agrees with BI that during the Exclusivity Period, if PPI enters into any agreement with a Third Party to screen compounds of such Third Party for AAI activity, such agreement shall provide that such Third Party shall not (i) utilize any information provided by PPI to such Third Party in connection with the development of, or (ii) develop, any such Third Party compound for use as a prophylactic or therapeutic product for Alzheimer's Disease. PPI shall use its reasonable efforts to enforce any such provision in any such agreement with such a Third Party. For purposes of this Section 2.5(a), "Third Party" includes any Recognized Agent of PPI.

                  (b) During the Exclusivity Period, BI shall not provide any compounds to any Third Party for screening for A(beta) peptide AAI activity. Without limitation of the foregoing restriction, BI covenants and agrees with PPI that during the Exclusivity Period, if BI provides any compounds to any Third Party for screening for AAI activity, BI will not, and will obtain an agreement from such Third Party that such Third Party will not, (i) utilize any information provided to or by such Third Party pursuant to such arrangement in connection with the development of, or (ii) develop, any such compounds for use as a prophylactic, therapeutic or diagnostic product for Alzheimer's Disease. BI shall use its reasonable efforts to enforce any such provision in any such agreement with such a Third Party. For purposes of this Section 2.5(b), "Third Party" includes any Recognized Agent of BI.

                     ARTICLE 3. LICENSE GRANTS; DEVELOPMENT,
                   MANUFACTURING AND MARKETING OF BI PRODUCTS

            3.1 Grant of License Rights by PPI to BI. Subject to the terms and conditions of this Agreement, PPI hereby grants to BI an exclusive (except as to PPI, its Affiliates and their respective sublicensees) right and license in the Territory during the Exclusivity Period, under the PPI Information and the PPI Patent Rights, to develop BI Compounds, and to develop, manufacture or have manufactured, use and sell or have sold BI Compounds as incorporated into a BI Product, in each case solely for use (i) as a prophylactic or therapeutic or
(ii) as a diagnostic solely to the extent that any such BI Compound is required as a diagnostic in order to commercialize a BI Compound, and sell the corresponding BI Product, as a prophylactic or therapeutic. It is understood that BI will have no right to, and BI agrees that it will not, develop, manufacture or have manufactured, use, sell or have sold any BI Compound or BI Product for use as a diagnostic, except as and to the extent that such BI Compound or BI Product is required as a diagnostic in order for BI to commercialize a BI Compound, and for BI to sell the corresponding BI Product, as a prophylactic or therapeutic.

            3.2 Sublicense Rights. BI shall have the right to grant sublicenses with respect to the license granted in Section 3.1 to Affiliates of BI, BI's Recognized Agents and third parties.

            3.3 Diligence; Limit on Sales to Recognized Agents. BI shall (i) use diligent efforts at least consistent with BI's normal business practices with respect to other BI products with similar commercial potential, to (A) Develop BI Compounds (and shall immediately advise PPI in writing if a BI Compound has been selected and approved for start of development as described in the definition of Phase 0 (Section 1.22)), manufacture, market and distribute the corresponding BI Products throughout the Territory and obtain all requisite regulatory licenses, permits or approvals relating thereto and (B) obtain and enforce patent and other relevant intellectual property protection in the Territory for BI Compounds and BI Products with respect to which BI is required to use diligent efforts pursuant to clause (A) immediately above, and (ii) provide PPI on a semi-annual basis with status reports in reasonable detail with respect to such activities. BI covenants and agrees with PPI that in no event will the amount of Net Sales in any year of any BI Product in the Territory to BI's Recognized Agents exceed 10% of the total amount of Net Sales of such BI Product in the Territory during such year.

            3.4 Failure to Market Due to Currency Difficulties. It shall not be considered a breach of BI's obligations under Section 3.3 if BI reduces or halts shipments of BI Products to a country which by law, regulation or fiscal policy, has restricted or forbidden the transfer of funds of a convertible currency to Germany, provided that BI notifies PPI of any such circumstance and resumes the obligations to market the BI Products in such country promptly after such circumstance no longer exists. BI shall, however, remain obligated to pay royalties to PPI on its Net Sales, if any, in such country as provided in
Article 6.

            3.5 Future License Rights.

                  3.5.1 PPI's Future License Right. In the event (i) BI has not, within *** after the end of the Screening Term, either (A) commenced Development of at least one BI Compound or (B) granted a license to at least one BI Compound to a Third Party which is financially and otherwise reasonably capable of pursuing the development and commercialization of such BI Compound and which imposes on such Third Party diligence obligations no less stringent than those imposed upon BI pursuant to this Agreement, or (ii) if after commencing such Development or granting such a license to such a Third Party, BI or such Third Party ceases to pursue such Development or such license is terminated, PPI shall have the right to obtain an exclusive royalty-bearing license in the Territory, with the right to grant sublicenses, under any and all applicable BI Patent Rights and BI know-how, on royalty and other customary terms to be negotiated in good faith by the parties hereto, to use, develop, manufacture and have manufactured, any one BI Compound, and to use, manufacture, have manufactured, distribute for sale, sell and have sold, any corresponding BI Product. PPI shall have the same license right, to the same extent set forth in the immediately preceding sentence, with respect to any BI Compound, and corresponding BI Product, which PPI determines it will seek to develop and commercialize as a diagnostic, other than any such BI Compound which is required by BI as a diagnostic in order to commercialize any BI Compound, and sell the corresponding BI Product, as a prophylactic or therapeutic, and of which BI or a Third Party licensee thereof has commenced and not ceased Development (any such BI Compound as to which PPI makes such a determination being referred to as a "Licensed Diagnostic Compound"). BI or any Third Party referred to above shall be deemed to have ceased Development of a BI Compound if, (i) in the case of BI, it fails to meet the diligence requirements set forth in Section 3.3 above with respect to Development of such BI Compound or, in the case of such Third Party it fails to meet the analogous diligence requirements in the applicable license to such Third Party or (ii) BI or any Third Party referred to above abandons Development of such BI Compound or the license held by such Third Party terminates prior to the Development and commercialization of such BI Compound (the date of any such cessation or abandonment being referred to herein as an "Abandonment Date"). In order that PPI may realize the benefits of this Section 3.5.1, (i) BI shall promptly provide PPI with such information as PPI may reasonably require and request with respect to each Designated BI Compound if BI has not taken either of the actions referred to in clause (i) of the first sentence of this Section
3.5.1 within the time period specified in such clause and (ii) BI shall promptly notify PPI in writing after becoming aware of the occurrence of an Abandonment Date. Upon the occurrence of an Abandonment Date, or, with respect to any Licensed Diagnostic Compound, upon notice from PPI that it will seek to develop such Licensed Diagnostic Compound, BI shall promptly provide PPI with such information as PPI may reasonably require and request with respect to the BI Compound which is the subject of such Abandonment Date and/or with respect to such Licensed Diagnostic Compound, subject to PPI's execution of an appropriate confidentiality agreement reasonably acceptable to BI, and within fifteen (15) days of the written request of PPI, the parties shall commence good faith negotiations with respect to the royalty and other terms of the license of such BI Compound(s) and/or Licensed Diagnostic Compound(s) to PPI in accordance with this Section 3.5.1. If within sixty (60) days of the commencement of such negotiations the parties have not entered into a definitive license agreement with respect to such BI Compound(s) and/or Licensed Diagnostic Compound(s), the terms of such license agreement shall be determined by binding arbitration in accordance with Section 11.7 hereof, and the par-ties shall be obligated to promptly execute and deliver a definitive license agreement containing such terms.

                  3.5.2 BI's Right of First Refusal. BI shall, subject to and in accordance with the provisions set forth below, have a right of first negotiation to obtain an exclusive royalty-bearing license in the Territory with respect to any PPI Compound, solely for use as a prophylactic or therapeutic for Alzheimer's Disease, which PPI has determined to seek to license to a Third Party. PPI shall promptly notify BI of such determination (a "PPI License Notice"), and BI shall have twenty (20) days after receipt of a PPI License Notice to notify PPI (an "Initial BI License Response Notice") that it may seek to enter into such negotiations and, as part of such Initial BI License Response Notice, to request such information with respect to such PPI Compound as it reasonably requires to determine whether to enter into such negotiations. If BI has timely delivered an Initial BI License Response Notice, PPI shall promptly provide such information with respect to such PPI Compound as BI has requested in the Initial BI License Response Notice and is available to PPI, subject to BI's execution of an appropriate confidentiality agreement reasonably acceptable to PPI. BI shall have thirty (30) days after PPI's substantial compliance with the information request included as part of the Initial BI License Response Notice to notify PPI in writing that it has determined to enter into such negotiations (a "BI Negotiation Notice"). If BI has not timely delivered a BI Negotiation Notice, PPI shall be free to enter into an agreement with a Third Party to license such PPI Compound on such terms and conditions as PPI shall determine. If BI timely delivers a BI Negotiation Notice, then for a period of sixty (60) days after PPI's receipt of such BI Negotiation Notice, PPI will negotiate exclusively with BI with respect to the terms of such a license. If at the end of such sixty (60) day period the parties have not entered into a definitive license agreement with respect to such PPI Compound, then PPI shall be free to enter into an agreement with a Third Party to license such PPI Compound, provided that the terms of such license agreement shall not, taken as a whole, be materially more favorable to such Third Party than the terms, if any, last offered in writing by BI to PPI during the aforesaid sixty (60) day period, unless PPI has first offered BI in writing the opportunity to enter into the license agreement containing such more favorable terms and BI has not executed and delivered such license agreement within twenty (20) days after receipt of such written offer from PPI.

                       ARTICLE 4. EXCHANGE OF INFORMATION

            4.1 Information to be Provided. During the Screening Term, each party shall promptly provide the other party with information and results generated from the Screening Program (the "Exchange Information"), and, without limiting the generality of the foregoing, PPI shall promptly provide BI with SAR Information to the extent reasonably necessary to facilitate BI's selection of a BI Compound for Development; provided, however, that PPI shall not be required to provide BI with any clinical data relating to any PPI Compound. However, PPI agrees to provide BI with copies of its clinical plans and protocols relating to clinical trials with respect to each PPI Compound, and PPI agrees, and BI shall have the right for a sixty (60) day period after receipt of such clinical plans or protocols, to negotiate in good faith the financial and other terms and conditions upon which BI would gain access to such clinical data.

            4.2 Information Not Required to be Provided; Restriction on Certain Research Activities. Notwithstanding Section 4.1 or any other provision of this Agreement, (i) so long as the withholding of Exchange Information does not materially adversely affect the Screening Program, neither party shall be required to provide the other party with general, enabling technology or with other general technical information or know-how which is applicable outside the scope of the Screening Program and (ii) neither party will analyze the chemical and/or physical properties of any compound provided by such party to the other party hereunder or otherwise undertake any analysis of such compound to derive or elucidate such structural information; provided, that upon BI's selection of a BI Compound for Development, or PPI's exercise of its license rights with respect to a BI Compound (including a Licensed Diagnostic Compound) pursuant to Section 3.5.1, BI shall promptly disclose to PPI structural information with respect to such BI Compound(s).

                     ARTICLE 5. INTELLECTUAL PROPERTY RIGHTS

            Except to the extent expressly set forth in this Agreement, (a) all right, title and interest in PPI Patent Rights, other patent or intellectual property rights of any kind relating to any PPI Compounds, all PPI Information and any PPI Compounds shall be and remain vested solely and exclusively in PPI,
(b) all right, title and interest in all BI Patent Rights, BI Information and BI Compounds shall be and remain vested solely and exclusively in BI and (c) under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

                              ARTICLE 6. ROYALTIES

            6.1 Royalties on Net Sales.

                  6.1.1 Royalty Rate.

                  (a) In consideration of the rights granted to BI under
Section 3.1, with respect to any BI Product, BI shall pay PPI (i) a royalty in the amount equal to ***% of annual Net Sales of such BI Product (the "***% Royalty Rate") up to $***, and (ii) a royalty in the amount equal to ***% of that portion of annual Net Sales of such BI Product (the "***% Royalty Rate") greater than $***. Each of the ***% Royalty Rate and the ***% Royalty Rate are referred to herein as the "Applicable Base Royalty Rate." The Applicable Base Royalty Rate is subject to increase as provided in Section 6.1.1(b), and to reduction as provided in Section 6.1.1(c) and Section 6.8.

                  (b) If, within three years after PPI's First Commercial Sale of a PPI Product in a country, BI introduces a BI Product to the market in such country, the Applicable Base Royalty Rate with respect to Net Sales of such BI Product in such country for the first and second consecutive twelve-month periods, respectively, commencing on the First Commercial Sale of such BI

Product in such country, shall be the Applicable Base Royalty Rate with respect to such Net Sales, plus ***% and ***%, respectively; provided, however, that the maximum amount of additional royalties (over and above the amount of royalties payable pursuant to paragraph (a) above) which BI shall be obligated to pay PPI pursuant to this paragraph (b) shall not exceed 50% of the Net Sales of such PPI Product in such country during the consecutive twelve calendar months immediately preceding the First Commercial Sale of such BI Product in such country.

                  (c) If (i) in any calendar year commencing after the end of the first full calendar year following the First Commercial Sale of a BI
Product in a country, Net Sales of such BI Product in the Territory are less than $*** and (ii) in such country the number of units of a Third Party AD Product sold in such country during such year exceeds ***%, ***%, ***%, ***% or ***%, respectively, of the number of units of such BI Product sold in such country during such year, the Applicable Base Royalty Rate with respect to Net Sales of such BI Product in such country during such year shall be reduced by ***%, ***%, ***%, ***% or ***%, respectively, provided that in no event shall such Applicable Base Royalty Rate be reduced by more than ***% (including pursuant to the operation of Section 6.1.1(c), alone or together with Section 6.8.) The percentage reduction(s) (if any) of the Applicable Base Royalty Rate in any country in respect of any year pursuant to this Section 6.1.1(c) shall be set forth in the quarterly royalty report of BI for the last quarter of such year contemplated by Section 6.2. If any such reduction is applicable, then the amount of any royalties previously paid by BI during such year in excess of the amount which would have been payable based on the Applicable Base Royalty Rate, as so reduced, shall be an offset against the amount of royal ties payable by BI in respect of the last quarter of such year (calculated without giving effect to any such reduction) and, as necessary, against the amount of royalties otherwise payable thereafter; provided that BI shall not be entitled to offset more than ***% of the amount of royalties which would otherwise be payable to PPI in any fiscal quarter.

                  (d) With respect to any BI Compound or BI Product, promptly after completion of Phase II and pro-vided a PPI Change of Control Transaction has not occurred, BI shall provide
PPI with all information relating to the Development thereof, all data, clinical results and protocols for the commencement of Phase III with respect thereto, and, whether or not a PPI Change of Control Transaction has occurred, a detailed budget which sets forth a fair and reasonable estimate of the costs associated with such Phase III. Within ninety (90) days of receipt of such information, PPI may elect by written notice to BI to reimburse BI on a quarterly basis for ***%, ***% or ***% of the actual Phase III Development costs paid by BI, and, from and after delivery of such notice by PI, the royalty rate payable by BI with respect to Net Sales of a BI Product shall be the rate which would otherwise be applicable pursuant to Sections 6.1(a), (b) and (c), plus ***%, ***% or ***%, respectively (such applicable additional percentage being referred to as the "PPI Investment Percentage Royalty Rate Increase"), and PPI shall be obligated to make such reimbursement payments within fifteen (15) days after receiving an invoice therefor containing a reasonable itemization of such costs. It is understood and agreed that BI shall have sole responsibility with respect to any decision regarding the Phase III referred to in this
Section 6.1.1(d).

                  6.1.2 Third Party Patents; Combination BI Products; Bundled Products.

                  (a) If BI, its Affiliates or sublicensees can demonstrate that, in order to operate under or exploit any license granted under Section
3.1 in any country they must make payments (including without limitation royalties, option fees or license fees) to one or more Third Parties to obtain a license or similar right in the absence of which the BI Product could not be legally manufactured or sold in such country, BI and PPI shall enter into good faith negotiations with a view to agreeing on a reasonable amount that BI may deduct from the royalties payable to PPI hereunder in respect of Net Sales of such BI Product in such country in any given quarter.

                  (b) If a BI Product contains an active ingredient in addition to a BI Compound, then BI and PPI shall enter into good faith negotiations with a view to agreeing on an appropriate reduction in the Applicable

Base Royalty Rate with respect to Net Sales of such BI Product.

                  (c) If a Bundled Product (as defined in Section 1.20) is sold, the parties will promptly negotiate mutually agreeable royalty terms with respect to sales of such Bundled Product. If within sixty (60) days of the commencement of such negotiations, such royalty terms have not been agreed to in writing by the parties, such royalty terms shall be determined by binding arbitration in accordance with Section 11.7 hereof.

                  6.1.3 Sublicense Royalties. If BI grants a sublicense hereunder to any Third Party to make, have made, use, distribute for sale or sell the BI Products in any country, BI shall pay to PPI royalties on Net Sales of the BI Products sold by such Third Party in such country at the royalty rate set forth in Section 6.1.1 that would be applicable had such sales been made by BI.

            6.2 Royalty Reports; Exchange Rates. Following the First Commercial Sale of any BI Product in any country, BI shall within thirty (30) days after each calendar quarter furnish to PPI a written quarterly report showing: (i) the gross sales of the BI Product sold by BI, its Affiliates and sublicensees, including sales by BI to Recognized Agents during the reporting period and the calculation of Net Sales from such gross sales; (ii) withholding taxes, if any, required by law to be deducted in respect of such sales; and (iii) the exchange rates used in determining the amount of United States dollars. All sales in currencies other than United States dollars shall first be converted into German marks and then into United States dollars using in both cases the average monthly exchange rates as published regularly by Deutsche Bank in Frankfurt am Main, Germany, and as customarily used by BI in its accounting system. If no royalty is due for any royalty period hereunder, BI shall so report. BI shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

            6.3 Audits. Upon the written request of PPI, BI shall permit an independent public accountant selected by PPI and acceptable to BI, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of BI as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than thirty-six (36) months prior to the date of such request. All such verifications shall be conducted at PPI's expense and not more than once in each calendar year. In the event such PPI representative concludes that additional royalties were owed to PPI during such period, the additional royalty shall be paid by BI within thirty (30) days of the date PPI delivers to BI such representative's written report so concluding. The fees charged by such representative shall be paid by PPI unless the audit discloses that the royalties payable by BI for the audited period are incorrect by more than five percent (5%), in which case BI shall pay the reasonable fees and expenses charged by such representative. BI shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to BI, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by PPI's representatives to the same extent required of BI under this Agreement. PPI agrees that all information subject to review under this Section 6.3 or under any sublicense agreement is confidential and that PPI shall cause its representatives to retain all such information in confidence.

            6.4 Royalty Payment Terms. Royalties shown to have accrued by each royalty report provided for under this Agreement shall be due thirty (30) days after the end of each calendar quarter. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing with respect to any prior quarter shall be added, together with interest thereon accruing under this Agreement from the date of the report for the quarter for which such amounts are owing, to the next quarterly payment hereunder.

            6.5 Withholding Taxes. BI shall deduct any withholding taxes from the payments agreed upon under this Agreement and pay them to the proper tax authorities required by the laws of the Federal Republic of Germany applicable at the date of payment. BI shall not deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement, including but not limited to any such taxes or charges incurred as a result of an assignment or sublicense by BI to any Affiliate or any Third Party, except as noted above. BI shall maintain official receipts of payment of any withholding taxes and forward these receipts to PPI.

The parties will exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation agreement between the United States and the Federal Republic of Germany. According to existing German Law, this reduction requires that the German Bundesamt fur Finanzen issue a Certificate of Tax Exemption. In order to achieve such reduction, PPI shall provide BI with an application for a certificate of tax exemption for royalties under the US-German Double Taxation Treaty performed on the official German form (Application for Tax Exemption) and signed by PPI. The Certification of Filing a Tax Return (IRS Form 6166) must be enclosed with the Application For Tax Exemption. BI shall provide PPI with the official German form. Once every three years after PPI first provides BI with an Application For Tax Exemption, it will provide BI with a new such Application unsolicited which complies with the above mentioned prerequisites.

            6.6 Application for Tax Exemption. The payments are not due until PPI provides BI with the Application for Tax Exemption fulfilling the prerequisites set out in Section 6.5 of this Agreement. Payments arising after expiration of any Certification of Tax Exemption are not due until the next Application for Tax Exemption is filed with BI. Notwithstanding the preceding provisions of this Section 6.6, in the event of any extended delay in approval or effectiveness of the Application for Tax Exemption, PPI may require payment of any amounts due pursuant to this Agreement after deduction of any applicable withholding taxes. PPI shall be notified by BI of any changes regarding the filing of Applications for Tax Exemption.

            6.7 Interest on Late Payments. Any payments by BI to PPI that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at two (2) percentage points above the Prime Rate of interest declared from time to time by The First National Bank of Boston in Boston, Massachusetts, calculated on the number of days payment is delinquent.

            6.8 Duration of Royalties; Step Down. If (a) the expiration date of the last to expire of the PPI Patent Rights in any country (with respect to such country, the "Patent Expiration Date") occurs prior to the date which is ten
(10) years after the First Commercial Sale of a BI Product in such country (with respect to such country, the end of such tenth year being referred to herein as the "Sale Date"), (i) the Applicable Base Royalty Rate with respect to Net Sales of such BI Product in such country shall (A) decrease by ***% on such Patent Expiration Date (unless, with respect to the year in which the Patent Expiration Date occurs in such country and any subsequent year, the Applicable Base Royalty Rate with respect to Net Sales of such BI Product in such country for such year has already been reduced pursuant to Section 6.1.1(c)) and (B) decrease by an additional ***% (or such lesser percentage such that, together with any reduction of the Applicable Base Royalty Rate pursuant to Section 6.1.1(c), the Applicable Base Royalty Rate with respect to Net Sales of such BI Product in such country in the year in which the Sale Date occurs and any subsequent year is decreased by ***%) on such Sale Date and (ii) any PPI Investment Percentage Royalty Rate Increase in effect with respect to Net Sales of such BI Product in such country shall decrease by ***% on such Sale Date, and (b) if the Sale Date occurs prior to the Patent Expiration Date, (i) the Applicable Base Royalty Rate with respect to Net Sales of such BI Product in such country shall decrease by ***% (or such lesser percentage such that, together with any reduction of the Applicable Base Royalty Rate pursuant to Section 6.1.1(c), the Applicable Base Royalty Rate with respect to Net Sales of such BI Product in such country in the year in which the Sale Date occurs and any subsequent year is decreased by ***%) on such Sale Date and (ii) any PPI Investment Percentage Royalty Rate Increase in effect with respect to Net Sales of such BI Product in such country shall decrease by ***% on such Sale Date; provided, that in no event shall the Applicable Base Royalty Rate be decreased by more than ***% (including pursuant to the operation of Section 6.1.1(c), alone or together with this Section 6.8), and provided further that no royalties with respect to Net Sales of a BI Product in a country shall be payable in accordance with this Article 6 after the date which is fifteen (15) years after the First Commercial Sale of a BI Product in such country.

ARTICLE 7. CONFIDENTIALITY

            7.1 Nondisclosure Obligations.

                  7.1.1 General. Except as otherwise provided in this Article 7, both parties shall maintain in strict confidence and use only for purposes specifically authorized under this Agreement (i) information and data received from the other party resulting from or related to the Screening Program (including without limitation SAR Information and PPI Information) or the Development of any BI Product and (ii) all information and data not described in clause (i) but supplied by the other party under this Agreement and marked "Confidential." For purposes of this Article 7, information and data described in clause (i) or (ii) shall be referred to as "Information."

                  7.1.2 Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential to the same extent as such party is required to keep the Information confidential; and a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the BI Products. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates or sublicensees;
(ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iii) prior to disclosure under this Agree-ment, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; provided, that the receiving party notifies the other party immediately upon receipt thereof (and provided that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required).

            7.2 Terms of this Agreement. PPI and BI each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other party, except as required by applicable law, including without limitation the rules and regulations of the SEC governing disclosure to shareholders or potential investors. If PPI determines that it is required to file with the SEC or other governmental agency this Agreement for any reason, PPI shall request confidential treatment of such portions of this Agreement as it and BI shall together determine. Notwithstanding the foregoing, prior to execution of this Agreement, PPI and BI shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this Agreement, and PPI and BI may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

            7.3 Publications.

                  7.3.1 Procedure. Each party recognizes the mutual interest in avoiding premature publication of information and data with respect to the results of the Screening Program ("Screening Data"). In the event that, either party, its employees or consultants or any other Third Party under contract to such party wishes to make a publication (including any oral disclosure made without obligation of confidentiality) disclosing any Screening Data (the "Publishing Party"), such party shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least thirty (30) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication or presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication.

                  7.3.2 Delay. If the Reviewing Party requests a delay as described in subsection 7.3.1.(b), the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party's rights in such information to be filed.

                  7.3.3 Resolution. Upon the receipt of written approval of the Reviewing Party, the Publishing Party may proceed with the written publication or the oral presentation.

            7.4 Injunctive Relief. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 7 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 7.

                    ARTICLE 8. REPRESENTATIONS AND WARRANTIES

            Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party. BI further represents and warrants to, and covenants with, PPI that (a) BI is a limited liability company duly organized, validly existing and in good standing under applicable German law and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and (b) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of BI enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                              ARTICLE 9. INDEMNITY

            9.1 BI Indemnity Obligations. BI agrees to defend, indemnify and hold PPI, its Affiliates and their respective employees and agents harmless from all claims, losses, damages or expenses arising as a result of: (a) actual or asserted violations of any applicable law or regulation by BI, its Affiliates or sublicensees in connection with the manufacture, distribution or sale or use of any BI Compounds or BI Products; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of BI Com pounds or BI Products by BI, its Affiliates or sublicensees; or (c) a BI
Product recall ordered by a governmental agency or required by a confirmed BI Product failure as reasonably determined by the parties hereto.

            9.2 PPI Indemnity Obligations. PPI, its Affiliates and their respective employees and agents shall not be entitled to the indemnities set forth in Section 9.1 to the extent the loss, damage or expense for which indemnification is sought was caused by the negligence, willful misconduct or material breach of this Agreement by PPI or its Affiliates or sublicensees. Further, should BI be found responsible for claims, losses or expenses caused by any such negligence, willful misconduct or breach by PPI or its Affiliates and not attributable to other causes for which BI is responsible, BI shall be entitled to an indemnity from PPI to the same extent as PPI would be so entitled from BI under Section 9.1 above.

            9.3 Procedure. A party or any of its Affiliates or their respective employees or agents (the "Indemnitee") that intends to claim indemnification under this Article 9 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9. The Indemnitee under this
Article 9, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

            9.4 Insurance. BI shall maintain appropriate product liability insurance with respect to the Development, manufacture and sales of BI Products by BI in such amount as BI customarily maintains with respect to sales of similar products. BI shall maintain such insurance for so long as it continues to manufacture or sell BI Products, and thereafter for so long as BI maintains insurance for itself covering such manufacture or sales.

                             ARTICLE 10. TERMINATION

            10.1 Termination. This Agreement may be terminated in the following circumstances:

                  10.1.1 Material Breach. By a party upon written notice to the other party by reason of a material breach by such other party not described in
Section 10.1.2 or 10.1.3 that the breaching party fails to remedy within ninety
(90) days after written notice thereof by the non-breaching party;

                  10.1.2 Failure of BI to Pay. By PPI, if BI fails to make (i) any payment to PPI required under Section 2.2 or 2.3 within fifteen (15) days after such payment becomes payable or (ii) any royalty payment under Section 6.1 within thirty (30) days after such payment becomes payable, and, in either such case, such failure is not remedied within thirty (30) days after notice thereof from PPI;

                  10.1.3 Failure of BI to Use Diligent Efforts. By PPI, if BI fails to use diligent efforts as required by Section 3.3, and BI fails to remedy or take reasonable action to initiate a remedy of such default within ninety
(90) days after the notice thereof by PPI;

                  10.1.4 Bankruptcy. By either party upon bankruptcy, insolvency, dissolution or winding up of the other; and

                  10.1.5 Change of Control. By BI if, prior to the end of the Screening Term, a transaction with a Third Party is consummated involving (a) the acquisition, merger or consolidation of PPI and (i) PPI is not the acquiring, surviving or continuing corporation or (ii) PPI is the surviving or continuing corporation, but, in connection with such transaction, the then out standing shares of the capital stock of PPI were changed into or exchanged for stock or other securities of such Third Party or cash or other property or the then out standing shares of the capital stock of PPI represented less than fifty percent (50%) of the outstanding shares and share equivalents of the surviving or continuing corporation immediately after consummation of such transaction or
(b) the sale or other disposition of more than fifty percent (50%) of the voting capital stock of PPI or all or substantially all of the assets of PPI to a Third Party, and such Third Party is a major pharmaceutical company that is in competition with BI.

            10.2 Effect of Termination Generally.

                  10.2.1 Existing Obligations. Termination pursuant to Section
10.1 of this Agreement for any reason shall not relieve the parties of any obligation accruing prior to such termination.

                  10.2.2 Survival. Except as otherwise expressly provided below in this Article 10, the provisions of Sections 2.2 and 2.3 (with respect only to payments and expense reimbursement payments accrued at the time of termination but not yet paid), Article 3, Articles 5 through 9, this Section 10.2, Section 10.3 (if this Agreement is terminated by PPI pursuant to Section 10.1), Section 10.4.1 (if this Agreement is terminated by BI pursuant to Section 10.1.1), Section 10.4.2 (if this Agreement is terminated pursuant to Section 10.1.5) and Article 11 (as applicable to such surviving provisions) shall survive termination of this Agreement pursuant to Section 10.1.

            10.3 Effect of Termination by PPI.

                  10.3.1 Termination By PPI Prior to Commencement of Phase III. In the event that this Agreement is terminated by PPI pursuant to Section 10.1 prior to the time that a BI Compound or BI Product enters Phase III (such time being referred to as the "Phase III Initiation Date"), then (i) all licenses and rights granted to BI hereunder shall terminate, except to the extent PPI otherwise determines and advises BI in writing, and BI will immediately cease Development of any BI Compound, (ii) BI shall, (a) to the extent legally permissible, take all action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to PPI of the regulatory filings prepared by BI, and regulatory approvals received by BI, to the extent that such filings and approvals relate to a BI Compound and/or any BI Product and (b) grant PPI, and take any other action necessary to provide PPI with, a worldwide, perpetual, exclusive, fully-paid and royalty free right and license, with the right to grant sublicenses, under any and all applicable BI Patent Rights and BI know-how to develop such BI Compound, and to develop, manufacture or have manufactured, use and sell or have sold such BI Compound as incorporated into a BI Product and
(iii) PPI shall retain any and all remedies which may be available to it at law or in equity.

                  10.3.2 Termination By PPI After Commencement of Phase III. In the event that PPI is entitled to terminate this Agreement pursuant to Section
10.1 after the Phase III Initiation Date, then from and after the time such right of termination first arises, (i) the Applicable Base Royalty Rate applicable to Net Sales of any BI Product in any country shall be *** times such Applicable Base Royalty Rate as would have otherwise applied and (ii) PPI shall retain any and all remedies which may be available to it at law or in equity.

            10.4 Effect of Termination by BI.

                  10.4.1 Termination for PPI Breach. (a) In the event that BI is entitled to terminate this Agreement pursuant to Section 10.1.1, BI may elect, by notice to PPI (a "Section 10.4.1(a) Notice") not later than thirty (30) days after such right first arises, to either (i) terminate this Agreement, in which case all licenses and rights granted to BI shall terminate, except to the extent the parties otherwise agree in writing, and BI will immediately cease Development of any BI Compound and will cease to manufacture and sell any BI Products except as provided in this Section 10.4.1(a) and except as the parties otherwise agree in writing, and BI shall retain any and all remedies which may be available to it at law or in equity or (ii) pursue the remedy set forth in
Section 10.4.1(b) below (it being understood and agreed that if BI fails to deliver to PPI a Section 10.4.1(a) Notice within the required thirty (30) day period, BI shall be deemed to have elected such remedy set forth in Section 10.4.1(b) below). If BI elects to terminate this Agreement pursuant to clause
(i) above, then (x) BI may dispose of its inventory of BI Products on hand as of the effective date of termination, and may fill any orders for twelve (12) months after the effective date of termination and (y) within thirty (30) days after disposition of such inventory and fulfillment of such orders (and in any event within seven (7) months after termination) BI will forward to PPI a final report and, subject to Section 10.5, if applicable, pay all royalties due for Net Sales in such period.

            (b) If BI elects, pursuant to Section 10.4.1, to pursue the remedy set forth in this paragraph (b), then (i) BI shall have the right and option, if it has obtained a final judgment or award of monetary damages and/or costs against PPI based on such breach, (A) to offset the amount of such damages and/or costs against any amounts would otherwise be payable to PPI under Article 2 or Article 6 and (B) if the breach which gave rise to BI's right to terminate this Agreement was PPI's material breach of BI's right to exclusivity pursuant to Section 2.5 or Section 3.1, (1) BI may cease paying royalties to PPI hereunder (and in such event BI shall be deemed to have a paid-up and royalty free license equivalent to that set forth in Section 3.1 hereof), (2) PPI's rights pursuant to Section 3.5.1 shall automatically terminate, if such breach occurs prior to the Phase III Initiation Date or equivalent development stage of a Licensed Diagnostic Compound and (3) the parties acknowledge and agree that if such breach occurs after the Phase III Initiation Date or equivalent development stage of a Licensed Diagnostic Compound, the royalties which would otherwise be payable by PPI to BI pursuant to the license agreement referred to in Section
3.5.1 (or which would be considered customary for purposes of the license negotiation referred to in such Section) shall be multiplied by 3, and (ii) BI shall retain any and all remedies (other than termination of this Agreement) which may be available to it at law or in equity.

                  10.4.2 Termination for Change of Control. In the event that BI is entitled to terminate this Agreement pursuant to Section 10.1.5, BI may terminate this Agreement, in which case all licenses and rights granted to BI shall terminate, except to the extent PPI otherwise determines and advises BI in writing, and BI will immediately cease Development of any BI Compound.

                            ARTICLE 11. MISCELLANEOUS

            11.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial effects to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above. It is understood and agreed that if this Section 11.1 is applicable to a party's failure or delay in performing its obligations under the Work Plan, the other party will not be obligated thereunder until the first party has so performed, and if such failure or delay is by PPI, BI will not be obligated to pay PPI the payment required by Section 2.2(b) until such failure or delay is cured. It is further agreed that if such failure or delay by either party continues for more than twelve consecutive months, the other party shall have the right to terminate this Agreement with the effect provided in Section 10.3.1. (if such failure or delay is by BI) or
Section 10.4.1 (if such failure or delay is by PPI).

            11.2 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party; provided, however, that either PPI or BI may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated third party; provided, however, that such party's rights and obligations under this Agreement shall be assumed (by operation of law or otherwise) by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

            11.3 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

            11.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

  If to PPI:            Pharmaceutical Peptides, Inc.
                        One Hampshire Street
                        Cambridge, Massachusetts  02139
                        Attention: President
                        Telephone: (617) 494-8400
                        Telecopy: (617) 494-8414

  with copy to:         Skadden, Arps, Slate, Meagher & Flom
                        One Beacon Street, 31st Floor
                        Boston, Massachusetts  02108
                        Attention: Kent A. Coit, Esq.
                        Telephone: (617) 573-4835
                        Telecopy: (617) 573-4822

  If to BI:             Boehringer Ingelheim International GmbH
                        Postbox 200
                        D-55216 Ingelheim, Rhein
                        Germany
                        Attention: Corporate Licensing
                        Telephone: 011 49 61 32 77 34 08
                        Telecopy: 011 49 61 32 77 35 83

  with a copy to:       Boehringer Ingelheim International GmbH
                        Postbox 200
                        D-55216 Ingelheim, Rhein
                        Germany
                        Attention:  Head of Legal Department
                        Telephone:  011 49 61 32 77 21 06
                        Telecopy:  011 49 61 32 77 35 83

            11.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

            11.6 Dispute Resolution; Choice of Forum. Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after the termination pursuant to Section 10.1 of this Agreement, shall be promptly presented to the Chief Executive Officer of PPI and the Member of the Corporate Board of BI responsible for Pharmaceuticals for resolution and if they or their designees cannot promptly resolve such disputes, then either party shall have the right to bring an action to resolve such dispute before a court of competent jurisdiction. The parties hereby submit to the exclusive jurisdiction of the federal or state courts located within the State or City of New York for the conduct of any suit, action or proceeding arising out of or relating to this Agreement.

            11.7 Arbitration. If the parties are unable to enter into the definitive license agreement referenced in Section 3.5.1 within the time period specified in such Section, or are unable to reach agreement on royalty terms for a Bundled Product as provided in Section 6.1.2(c) within the time period specified in such Section, the terms of such license agreement or such royalty terms, as applicable, shall be settled by arbitration. Such arbitra-tion shall be conducted in the City of New York, in accordance with the Commercial Arbitration rules then pertaining to the American Arbitration Association with a panel of three (3) arbitrators. The arbitrators shall be selected from the National Panel of Arbitrators of the American Arbitration Association. The laws of the State of New York shall apply to the arbitration proceedings. The decision of the arbitrators with respect to the terms of such license agreement, or such royalty terms, as applicable, shall be final and binding on the parties and their legal successors.

            11.8 Entire Agreement. This Agreement, together with the appendices hereto contains the entire understanding of the parties with respect to the subject matter hereof and supersedes the Confidentiality Agreement dated August 8, 1995 between PPI and BI. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

            11.9 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

            11.10 Independent Contractors. It is expressly agreed that PPI and BI shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither PPI nor BI shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

            11.11 Agreement Not to Solicit Employees. During the term of this Agreement and for a period of two (2) years following the termination of this Agreement, PPI and BI agree not to seek to persuade or induce any employee of the other company who is or was involved in the collaboration provided for herein to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its own business.

            11.12 Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. PPI and BI agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any governmental regulations which may be applicable, including, but not limited to, the Export Administration Act of 1979, as amended, its rules and regulations, including, but not limited to, Part 779 of the United States Export Control Regulations, published by the United States Department of Commerce, and other applicable export control laws. PPI and BI agree to obtain similar covenants from their licenses, sublicenses and contractors with respect to the subject matter of this Section 11.12.

            11.13 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

            11.14 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                                PHARMACEUTICAL PEPTIDES, INC.

                                                By /s/ Joseph M. Limber
                                                  ------------------------------
                                                   Name: Joseph M. Limber
                                                   Title: President/COO


                                                BOEHRINGER INGELHEIM
                                                  INTERNATIONAL GmbH

                                                By /s/ Hohbach Muller
                                                  ------------------------------
                                                   Name: Hohbach Muller
                                                   Title: Authorized Signatories

                                   APPENDIX A

--------------------------------------------------------------------------------
    Patent Application            Claims Included            Claims Excluded
    ------------------            ---------------            ---------------
--------------------------------------------------------------------------------
U.S. Patent Appli-          Compositions of            Compositions of
cation Serial No.           Matter:                    Matter:
08/404,831
                            13-17 and 30-32            1-12 and 20-29

                            Methods:                   Methods:

                            18-19, 37-44, 50-52        33-36, 45-49 and
                            and 59-62                  53-58
--------------------------------------------------------------------------------
U.S. Continuation-          Compositions of            Compositions of
in-Part Patent              Matter:                    Matter:
Application
Serial No.                  14-18 and 32-34            1-13 and 21-31
08/475,579
                            Methods:                   Methods:

                            19-20 and 40-47            35-39
--------------------------------------------------------------------------------

                                   APPENDIX B

                               WORK PLAN UNDER THE
                       COLLABORATION AND LICENSE AGREEMENT
                           DATED AS OF AUGUST 1, 1996
                                 BY AND BETWEEN
                          PHARMACEUTICAL PEPTIDES, INC.
                                       AND
                     BOEHRINGER INGELHEIM INTERNATIONAL GmbH

This is the Work Plan referred to in, and which forms a part of, the Collaboration and License Agreement dated as of August 1, 1996 by and between Pharmaceutical Peptides, Inc. and Boehringer Ingelheim International GmbH (the "Collaboration Agreement"). Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Collaboration Agreement.

I. Screening Program

During the Screening Term, PPI will employ exclusively assays A-D as described below to screen for A(beta) peptide polymerization inhibition activity for 50,000 compounds selected and supplied by BI. *** Depending on activity levels seen in Assay A, PPI may require additional material for Assays B-D and subsequent in vivo assays. PPI will deliver to BI SAR data on existing PPI Compounds within 6 weeks of the Effective Date. BI will deliver to PPI at least 13,000, 25,000, 37,500, and 50,000 compounds within 2.0, 5.0, 12.0, and 16.0 months respectively, of the Effective Date and PPI anticipates, barring any unforeseen technical issues, screening 25,000 compounds in its Nucleation Assay within 12 months and 50,000 compounds in its Nucleation Assay within 24 months of the Effective Date. Compounds jointly designated will be further screened in secondary assays described below.

Assay                    Functional Measurement          Manpower
-----                    ----------------------          --------
A. Nucleation Assay      ***                             *** FTE
B. Extension Assay       ***                             *** FTE
C. Neurotoxicity         ***                             *** FTE
D. Specificity           ***                             *** FTE

PPI will make available *** FTE's to the Screening Program immediately following the Effective Date. These FTE's will either be new hires or redeployments of existing personnel. PPI anticipates that it will be evaluating BI compounds in assays A-D within 6 weeks of first receiving compounds from BI. All Applicable data will be supplied to BI in PC compatible form (e.g. ASCI II or Excel files). All BI compounds will be handled or disposed of in accordance with BI's written instructions.

A. Nucleation Assay: A rapid high-throughput primary screen

The nucleation assay *** Approximately 13 lines omitted ***

B. Extension Assay: ***

The extension assay *** Approximately 6 lines omitted ***

C. Neurotoxicity Assay: in vitro Cellular Efficacy

*** Approximately 10 lines omitted ***

D. ***: Amyloid Specificity Assays

*** Approximately 9 lines omitted ***

II. Development of Animal Model for A(beta)Peptide Polymerization Inhibitors

      Assay        Functional Measurement           Manpower
      -----        ----------------------           --------
   Animal Model    ***                              ***

PPI will dedicate *** to the development of an animal model immediately following the Effective Date. *** will either be *** new hire or a redeployment of *** The *** for assay 5 will be active in the identification, in-house development, and validation of an efficacy model for testing A(beta) peptide polymerization inhibitors.

*** Approximately 9 lines omitted ***

III. Capital Budget Items

Capital Budget items include dedicated equipment and assay specific supplies purchased during the Screening Program. These will include but not be limited to:

      Dedicated Equipment
      o     2 rotary shakers
      o     Plate-reader flourimeter
      o     Spectrophotometer (96-well Plate Reader)
      o     Spectrophotometer (Cuvette)
      o     Computers (data management, direct connection to flourimeter)
      o     Cryostat
      o     Stereotaxtic Apparatus

      Assay Specific Supplies
      o     Pipet tips
      o     Multi-pipettors
      o     Low-Bind 96 well plates
      o     Standard 96 well plates
      o     Reservoirs
      o     Computer Software
      o     Disposable Cuvettes
      o     Tissue Culture Media and Supplies
      o     Histochemical Supplies
      o     Animal Purchase Costs/Supplies/Housing

      o     Osmotic Pumps

      *** Approximately 4 lines omitted ***